Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

OCEAN POWER TECHNOLOGIES, INC.

Ocean Power Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 27, 2007, and amended effective October 27, 2015 and October 21, 2016.

2. Upon the Effective Time, the first sentence of Article Fourth of the Corporation’s Certificate of Incorporation is hereby stricken and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000, consisting of (i) 100,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).”

3. This Certificate of Amendment of Certificate of Incorporation shall become effective as of December 7, 2018 at 10 a.m.

4. This Certificate of Amendment of Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment of Certificate of Incorporation and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on December 7, 2018, at which meeting the required number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted the Certificate of Amendment of Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer on December 7, 2018.

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ George H. Kirby III
Name:	George H. Kirby III
Title:	President and Chief Executive Officer